SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☐

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

SPIRE CORPORATION

(Name of Registrant as Specified in Its Charter)

SPIRE CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Spire Corporation

One Patriots Park

Bedford, Massachusetts 01730-2396

NOTICE OF SPECIAL MEETING IN LIEU OF

2004 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Special Meeting in Lieu of 2004 Annual Meeting of Stockholders (“Meeting”) of Spire Corporation (“Company”) will be held at Spire Corporation, One Patriots Park, Bedford, Massachusetts, on Wednesday, May 19, 2004, at 10:00 a.m., to consider and act upon the following:

1.	To fix the number of directors at eight and to elect seven directors to serve for one year, leaving one vacancy;

2.	To amend the 1996 Equity Incentive Plan; and

3.	To transact such other business as may properly come before the Meeting.

Stockholders owning Company shares at the close of business on April 1, 2004, are entitled to receive notice of and to vote at the Meeting.

All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors,

Michael W. O’Dougherty

Clerk

Bedford, Massachusetts

April 15, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING AND IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

Spire Corporation

One Patriots Park

Bedford, Massachusetts 01730-2396

PROXY STATEMENT

Special Meeting in Lieu of

2004 Annual Meeting of Stockholders

May 19, 2004

The Board of Directors of Spire Corporation is soliciting proxies for the Special Meeting in Lieu of 2004 Annual Meeting of Stockholders (“Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. The Meeting will be held on Wednesday, May 19, 2004. This Proxy Statement, proxy card and the 2003 Annual Report and Form 10-KSB are being mailed to the stockholders on or about April 15, 2004.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Spire Corporation’s By-Laws provide for a minimum of three directors with the exact number to be voted on by the stockholders at the Meeting. The Board of Directors has recommended for this Meeting that the number of directors be fixed at eight and has nominated seven persons for election as directors as noted below, leaving one vacancy. Each director will hold office until the next Annual Meeting of Stockholders (or Special Meeting in Lieu of Annual Meeting of Stockholders) and until his successor is duly elected by the stockholders.

Unless otherwise instructed, the persons named in the proxy will vote to fix the number of directors at eight and to elect the seven nominees named below as directors. Although the Board does not contemplate that any of the nominees will be unavailable to serve as a director, should any unexpected vacancies occur, the enclosed proxy will be voted for such substituted nominees, if any, as may be designated by the Board. In no event will the proxy be voted for more than seven directors.

All of the nominees except Mark C. Little are currently directors. John A. Tarello has decided not to stand for re-election. Set forth below is information about each nominee:

Name	Age	Position with Company	Director Since
Udo Henseler	64	Director and Chairman, Audit Committee	1992
David R. Lipinski	52	Director and Vice President of Corporate Development	2001
Mark C. Little	42	Chief Executive Officer, Spire Biomedical	—
Roger G. Little	63	Chairman of the Board, Chief Executive Officer and President	1969
Michael J. Magliochetti	40	Director and Member, Audit Committee	2002
Guy L. Mayer	52	Director and Chairman, Compensation Committee	2001
Roger W. Redmond	50	Director and Member, Compensation Committee	1991

Udo Henseler, Ph.D., is currently CEO and Director of BioCal Technology, Inc., a private biotechnology company in the business of developing, manufacturing and marketing globally instrumentation and associated consumables for the genotyping market. From April 2002 to October 2002, Dr. Henseler was the principal owner of MSI Management Services International (initiated in 1994) and served in a full time capacity with MSI. MSI provided services related to raising capital for emerging biotechnology firms, and providing executives to perform contract CEO, CFO and business development tasks in domestic and international settings. From 1999 to June 2002, Dr. Henseler was a director and from June 2001 to March 2002, he was the Executive Vice President and CFO of ChemoKine Therapeutics Corporation, a biopharmaceutical company with products for use in patients with cancer and multiple sclerosis. From April 2000 to June 2001, he was Senior Vice President and CFO of Isotag Technology, Inc., which develops, manufactures and markets biotechnology identification products and services. From 1996 to 2000, he was Vice President and CFO of Qualicon Inc., a DuPont company. Qualicon is a developer and manufacturer of analytical instruments for testing of biologically derived products. Dr. Henseler earned a B.A. from the Academy of Commerce and Administration, Cologne, Germany, and Master’s and Ph.D. degrees from the Claremont Graduate University in Claremont, California. Dr. Henseler is also a Certified Public Accountant and Certified Management Accountant.

David R. Lipinski is currently Director and Vice President of Corporate Development of Spire Corporation. From August until November 2003, he was Chief Financial Officer. Previously, from 2002 to August 2003, he was an independent consultant in corporate finance and strategic business development. From 2000 to 2002, he was the Vice President for Corporate Development of Stratos Lightwave, Inc., a manufacturer of optoelectronic components and interconnection products used in optical communications and data networking. Prior to the initial public offering “carve-out” of Stratos Lightwave from Methode Electronics in 2000, he was from 1996 to 2000 Executive Director for Corporate Development for Methode Electronics, a manufacturer of optical and electronic interconnection components, switches and controls used in communications, data networking, consumer electronics and automotive applications. Mr. Lipinski is a director of Optelecom, Inc., a manufacturer of voice, video and data communications modules. He is a registered Professional Engineer licensed in Illinois and a Chartered Financial Analyst. He holds a B.S. in Physics from the United States Naval Academy and an M.B.A. from the University of New Haven. Mr. Lipinski is a Captain in the U.S. Naval Reserve.

Mark C. Little joined the Company in 1994 as Medical Device Engineer. He was named Assistant General Manager, Biomedical, in March 1999; General Manager, Spire Biomedical, in January 2000; Vice President and General Manager, Spire Biomedical in November 2000; and Chief Executive Officer, Spire Biomedical in June 2001. Prior to joining Spire, Mr. Little was an investment banker for Paine Webber and prior to that he held a similar position at J.W. Gant Clearing House. He holds a B.A. from Flagler College. Mark Little is the son of Roger G. Little.

Roger G. Little was the founder of Spire Corporation in 1969, and has been Chairman of the Board of Directors, Chief Executive Officer and President of the Company. He has served on many committees and advisory boards related to small business innovative research, the transfer and commercialization of technology, the worldwide growth of the photovoltaics industry, and the development of sound renewable energy policies. Mr. Little holds a B.A. in Physics from Colgate University and a M.Sc. in Physics from the Massachusetts Institute of Technology. Roger Little is the father of Mark C. Little.

Michael J. Magliochetti, Ph.D., is currently President, CEO and Director of Rehab Medical Holdings, Inc., a company focused in orthopedics and related businesses. Previously, from 2000 to 2003, he was President, CEO, and Director of Hema Metrics Corporation, a private medical technology company specializing in blood monitoring and diagnostic products for dialysis. From 1994 to 2000, Dr. Magliochetti was Chief Operating and Technical Officer, then President, CEO and Director of UroSurge Corporation, a company specializing in products for the urology market. He holds B.S. and Ph.D. degrees in Chemical Engineering from Northeastern University and the University of Massachusetts at Amherst, respectively, and a High Technology M.B.A. from Northeastern University.

Guy L. Mayer is currently Chairman and CEO of VisEn Medical, Inc., a private biotechnology company involved in molecular imaging of enzyme activity. Previously, from 1998 to 2001, Mr. Mayer served as president and chief executive officer of Etex Corporation, a private biotechnology company based in Cambridge, Massachusetts. Mr. Mayer holds a B.A. from the University of Ottawa.

Roger W. Redmond is currently Senior Vice President of Windsor Financial Group, LLC, an investment advisor firm. From June 1999 to December 2001, Mr. Redmond was a managing director of Goldsmith, Agio, Helms and Company, a private investment banking firm specializing in representing sellers of private, public and closely held companies. Mr. Redmond is also on the Board of Directors of Media100, Inc. (“MDEA”). From November 1998 to May 1999, Mr. Redmond was the managing director, internet and software services sector analyst in the Equity Research Department of John G. Kinnard & Co., an investment banking firm. He was designated a Chartered Financial Analyst in 1988. Mr. Redmond holds a B.S. in Chemistry from the University of Arizona and an M.B.A. in Finance from the University of Minnesota.

The Board of Directors recommends a vote “FOR” fixing the number of directors at eight and for electing the seven nominees listed above, leaving one vacancy.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company held five meetings during 2003. Each director then serving attended 75% or more of such Board meetings and at least 75% of the meetings of the committee(s) of which he is a member, if any. The table below describes the Board’s committees.

Committee Name	Members	Number of Meetings in 2003	Principal Functions
Audit Committee	U. Henseler M. Magliochetti J. Tarello	5

•       Oversee the Company’s auditing, accounting and financial reporting processes.

•       Appoint, compensate, evaluate and, where appropriate, replace independent accountants.

•       Oversee the Company’s compliance with tax, legal and regulatory requirements.

•       Review annually the Audit Committee charter.

Compensation Committee	G. Mayer R. Redmond	3

•       Oversee and evaluate the Company’s compensation programs and compensation of its executives.

•       Annually determine Chief Executive Officer’s base salary and payments under the annual incentive bonus program and long-term deferred compensation plan.

•       Recommend or approve other executive officers’ compensation, including annual performance objectives.

•       Recommend to the full Board of Directors compensation of Directors.

The Company’s Board of Directors has determined that Dr. Henseler, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of applicable regulations of the Securities and Exchange Commission and is independent; as independence for the Audit Committee members is defined in the listing standards for the Nasdaq National Market; and based on Dr. Henseler’s business experience, as described on Page 1 of this Proxy Statement. The Board of Directors has also determined that all three members of the Audit Committee are “independent” within the meaning of applicable regulations of the Securities and Exchange Commission.

The Company does not currently have a standing nominating committee. In the past, the Board of Directors believed that such a committee was not necessary or appropriate because of the size of the Company and of its Board of Directors. At present, the entire Board of Directors informally fulfills the role of a nominating committee. The Company will consider director candidates recommended by its stockholders, although it does not yet have procedures in place to be followed by stockholders, or a formal process for identifying and evaluating nominees. In order to ensure compliance with the rules of the Nasdaq National Market, the Company intends to establish, no later than July 31, 2005, a nominating committee comprised solely of independent directors. The nominating committee will have a formal written charter addressing the nominations process and such related matters as may be required under the federal securities laws.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written or oral representations that no other reports were required, the Company believes that during 2003, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

OWNERSHIP OF SECURITIES

The following table below shows how the Company’s common stock is owned by the directors and executive officers named in the Summary Compensation Table under “Compensation of Officers and Directors” and by owners of more than 5% of the Company’s outstanding common stock as of March 1, 2004. Each person or entity, except Leviticus Partners, L.P., maintains a mailing address c/o Spire Corporation, One Patriots Park, Bedford, Massachusetts 01730-2396.

Amount and Nature of Beneficial Ownership

Name	Number of Shares Owned (1)	Right to Acquire (2)	Percent of Common Stock (3)(4)
Udo Henseler	1,400	17,500	*
Stephen J. Hogan	14,000	80,000	*
Rodger W. LaFavre	—	32,500	*
David R. Lipinski	1,200	5,000	*
Mark C. Little	92,620	26,750	1.8%
Roger G. Little (5)	2,392,520	—	35.4%
Michael J. Magliochetti	—	2,500	*
Guy L. Mayer	—	5,000	*
Roger W. Redmond	—	17,500	*
John A. Tarello	8,000	20,000	*
Leviticus Partners, L.P. 30 Park Avenue, Suite 12F New York, NY 10016 (6)	350,749	N/A	5.2%
Spire Corporation 401(k) Profit Sharing Plan (7)	310,693	N/A	4.6%
Directors and officers as a group (11 persons on March 1, 2004 including those named above)	2,509,740	209,250	40.2%

*	Less than 1%

(1)	Includes shares for which the named person:
•	has sole voting and investment power, or
•	has shared voting and investment power with his spouse, unless otherwise indicated in the footnotes.

Excludes shares that may be acquired through stock option exercises.

(2)	Shares that can be acquired through stock option exercises through April 29, 2004.

(3)	Based on 6,765,660 shares of Common Stock outstanding as of March 1, 2004. Shares of Common Stock which an individual or group has a right to acquire within 60 days are deemed to be outstanding for purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person shown on the table.

(4)	Beneficial stock ownership shown for employees excludes in all cases shares of Common Stock that may be held by the Spire Corporation 401(k) Profit Sharing Plan on behalf of such employees.

(5)	Includes 2,363,620 shares of Common Stock held in a Trust of which Mr. Little is the primary beneficiary. Mr. Little is the Chairman of the Board, Chief Executive Officer and President of the Company.

(6)	For purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Leviticus Partners, L.P. may be deemed to be the beneficial owner of the aggregate amount of 350,749 shares. AMH Equity, LLC is the general partner of Leviticus Partners, L.P. and for purposes of Rule 13d-3 under the Exchange Act, AMH may be deemed to be the beneficial owner of the aggregate amount of 350,749 shares. AMH disclaims any beneficial ownership of such shares. Adam Hutt is the controlling person of AMH Equity, LLC and for purposes of Rule 13d-3 under the Exchange Act, Mr. Hutt may be deemed to be the beneficial owner of the aggregate amount of 350,749 shares. Mr. Hutt disclaims any beneficial ownership of such shares. Leviticus Partners, L.P. purchased the shares for investment purposes. All information relating to beneficial ownership of Common Stock jointly filed by Leviticus Partners, L.P., a Delaware limited partnership, AMH Equity, LLC, a New York limited liability company and Adam Hutt, a natural person (each a reporting person and collectively the reporting persons) is taken from the Schedule 13D dated January 6, 2004 and filed by Leviticus Partners, L.P. with the Securities and Exchange Commission.

(7)	Trustees of the Plan, which was established in 1985, are Messrs. Roger Little and Tarello, both of whom disclaim beneficial ownership of shares held by the Plan. Messrs. Little and Tarello are, respectively, the Chairman of the Board, Chief Executive Officer and President; and a Director of the Company.

EXECUTIVE OFFICERS

The following table provides information on the executive officers of the Company. All the executive officers have been elected to serve until the Board meeting following the next annual meeting of stockholders (or Special Meeting in Lieu thereof) and until their successors have been elected and qualified.

Name	Age	Position
Stephen J. Hogan	52	Executive Vice President and General Manager, Spire Solar
Rodger W. LaFavre	54	Chief Operating Officer, Spire Solar
David R. Lipinski	52	Director and Vice President of Corporate Development
Mark C. Little	42	Chief Executive Officer, Spire Biomedical
Roger G. Little	63	Chairman of the Board, Chief Executive Officer and President
James F. Parslow	39	Chief Financial Officer
Gregory G. Towle	39	Financial Controller and Treasurer

Stephen J. Hogan joined the Company in 1984 as Manager, Process Development. He was named Sales Manager, Photovoltaic Equipment, in 1988; Manager, Engineering and Manufacturing in 1990; Director of Photovoltaic Business Development in March 1997; Vice President and General Manager, Photovoltaics, in November 1997; and Executive Vice President and General Manager, Spire Solar in November 2000.

Rodger W. LaFavre joined the Company in 2000 as Vice President, Utility Marketing of Spire Solar Operations. He was named Vice President and Chief Financial Officer of Spire Solar in June 2002, and Chief Operating Officer of Spire Solar in November 2002. Prior to joining Spire, Mr. LaFavre was Vice President of Stone & Webster Engineering Corporation, a worldwide engineering construction company, where he was responsible for business development, corporate planning and the Asia subsidiary.

David R. Lipinski is currently Director and Vice President of Corporate Development of Spire Corporation. His business experience is summarized on Page 2.

Mark C. Little is Chief Executive Officer, Spire Biomedical. His business experience is summarized on Page 2.

Roger G. Little has a five-year employment contract with the Company effective as of January 1, 2002. See “Compensation of Officers and Directors—Employment Contracts, Termination of Employment and Change-in-Control Arrangements”. His business experience is summarized on Page 2.

James F. Parslow was elected Chief Financial Officer effective April 1, 2004. Prior to joining Spire, Mr. Parslow was an independent financial consultant. During 2002, Mr. Parslow served as Controller of Fairmarket, Inc. (now Dynabazaar, Inc.), an Internet-based auction services and loyalty marketing public company. From 1998 to 2002, he was Vice President, Finance and Administration of Thermo Power Corporation, a multi-national former public subsidiary of Thermo Electron Corporation that manufactured, marketed and serviced intelligent traffic-control systems, industrial refrigeration equipment and cogeneration systems. Mr. Parslow is a Certified Public Accountant.

Gregory G. Towle rejoined the Company in June 2002 as the Financial Controller and Treasurer. Prior to rejoining Spire, Mr. Towle was the Assistant Controller at Integrated Development Enterprise, Inc., an early stage software company that managed the process of new product development over the Internet. Before joining IDe, Mr. Towle was the Corporate Accounting Manager at Cerulean Technology (later acquired by Aether Systems), a leading global supplier of wireless mobile software applications and services. From 1988 to 1996, Mr. Towle worked at Spire in several capacities within the finance area.

OTHER TRANSACTIONS AND RELATIONSHIPS

The Company subleases 74,000 square feet in a building from Mykrolis Corporation, who in turn leases the building from a Trust of which Roger G. Little, Chairman of the Board, Chief Executive Officer and President of the Company, is sole trustee and principal beneficiary. The Company believes that the terms of the third-party sublease are commercially reasonable. The 1985 sublease originally was for a period of ten years, was extended for a five-year period expiring on November 30, 2000 and was further extended for a five-year period expiring on November 30, 2005. The agreement provides for minimum rental payments plus annual increases linked to the consumer price index. Rent expense under this sublease was $855,000 in 2003, net of $211,000 of sublease income received from Bandwidth prior to its acquisition in May (the Company sublet a portion of the building to Bandwidth prior to its acquisition by the Company). In connection with this sublease, the Company is invoiced and pays certain Trust-related expenses, including building maintenance and insurance. The Company invoices the Trust on a monthly basis and the Trust reimburses the Company for all such costs. At December 31, 2003, $102,000 was due from the Trust. This amount was fully paid subsequent to December 31, 2003.

In conjunction with the acquisition of Bandwidth by the Company, a Trust of which Roger G. Little, Chairman of the Board, Chief Executive Officer and President, is sole trustee and principal beneficiary, purchased for $3.7 million from Stratos, Bandwidth’s parent company, the 90,000 square foot building that Bandwidth occupies in Hudson, New Hampshire. Subsequently, the Company entered into a lease with the trust for that building, for an initial five-year term expiring in 2008 with an option to extend for five years. This lease has been classified as a related-party capital lease; under the lease agreement, the Company is making monthly payments of $45,000 for the first 12 months, with increases in monthly payments each year, through June 2008 for total payments of $4.1 million. Interest costs were assumed at 7%. For the year ended December 31, 2003, interest expense was $138,000. The lease does not provide for a transfer of ownership to the Company.

COMPENSATION OF OFFICERS AND DIRECTORS

This table describes the cash compensation paid to all the executive officers of the Company who were serving as executive officers on December 31, 2003 and whose total annual compensation exceeded $100,000 for the year ended December 31, 2003:

Summary Compensation Table

	Annual Compensation				Long Term Compensation
Name & Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Securities Underlying Options (#)	All Other Compensation (3)
Stephen J. Hogan	2003	$135,000	$2,596	—	—	$1,242
Exec. VP & GM, Spire Solar	2002 2001	125,446 109,881	2,596 500	— —	20,000 —	1,242 3,416

Rodger W. LaFavre	2003	$130,115	$1,500	—	—	$823
COO, Spire Solar	2002	111,508	1,500	—	10,000	—

David R. Lipinski .	2003	$87,933	$250	$16,945	—	$1,502
VP of Corporate Development

Mark C. Little	2003	$133,462	$42,596	—	—	$540
CEO, Spire Biomedical	2002 2001	110,654 105,579	40,000 500	— —	40,000 —	540 —

Roger G. Little	2003	$208,462	$65,538	—	—	$3,564
Chairman of the Board, CEO & President	2002 2001	204,212 196,444	— 500	— —	— —	3,564 6,907

(1)	In 2001, 2002 and 2003, the Company paid all employees a holiday bonus.

(2)	Includes amounts for directors’ fees and also temporary living expenses and utilities.

(3)	Includes premiums on term life insurance policies provided to all executive officers. Also included in the year 2001 is the Company’s matching portion of 401(k) Plan contributions available to all employees paid in Company Common Stock, which vests according to a schedule. The matching 401(k) Plan contributions are valued at the closing stock price on the last trading day of December in each year. In July 2001, the Company suspended the 401(k) Plan matching contributions.

Stock Options

During 2003, there were no stock options granted to or exercised by executive officers of the Company who were shown on the Summary Compensation Table.

The following table provides information about the value of unexercised options held as of December 31, 2003 by Messrs. Hogan, LaFavre, Lipinski and Mark Little (no options were held by Roger Little):

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End Exercisable/Unexercisable
Stephen J. Hogan	—	—	71,250 / 23,750	$156,598 / $32,913
Rodger W. LaFavre	—	—	32,500 / 17,500	$24,375 / $13,925
David R. Lipinski	—	—	5,000 / 5,000	— / —
Mark C. Little	—	—	24,000 / 32,750	$36,760 / $32,343

Directors’ Compensation

Spire Corporation does not pay its directors who are also officers of the Company any additional compensation for services as directors. In 2003, the compensation for non-employee directors included the following:

•	$6,000.00 per year payable in quarterly installments;

•	$1,000.00 per Board meeting attended; and

•	Expenses associated with attending the Board and Committee meetings.

Non-employee directors may participate in the 1996 Equity Incentive Plan (“Incentive Plan”). There were no stock options granted during 2003 to non-employee directors of the Company.

In February 2004 the Compensation Committee approved the following as elements of compensation of non-employee directors:

•	Cash Board meeting attendance fee of $1,000 per meeting attended either in person or by telephone;

•	Subject to stockholder approval of amendment of the Incentive Plan, non-incentive stock options under the Incentive Plan for 1,250 shares, vesting at the rate of 25% per year, for each Board meeting attended either in person or by telephone, with the awards being for one meeting per quarter and four quarterly meetings per year;

•	Cash meeting attendance fee of $500 for each formal meeting of the Audit Committee and of the Compensation Committee attended either in person or by telephone, with the payments subject to an annual maximum of $5,000 per member of each such Committee;

•	No additional compensation when committee meeting is held in conjunction with a Board meeting;

•	$6,000 annual retainer for all directors, payable quarterly;

•	$2,000 annual retainer for the Chairmen of the Audit and Compensation Committees, payable quarterly;

•	$1,000 annual retainer for members of the Audit and Compensation Committees, payable quarterly; and

•	Expense reimbursement for all reasonable expenses incurred in attending meetings and tending to Spire business.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company has entered into a five-year employment agreement, effective as of January 1, 2002, with Roger G. Little, Chairman of the Board, Chief Executive Officer and President. For 2003 he received the following pursuant to the agreement: a base salary of $210,000, payment in 2004 under an annual incentive bonus program of up to 50% of base salary (depending on attainment of specified performance goals), and payment under a long-term deferred compensation plan in the amount of $250,000. For subsequent years, base salary will be no less than $205,000; and payments under the annual incentive bonus program and long-term deferred compensation plan will be determined annually. The agreement also provides for a Company vehicle for Mr. Little and for life insurance for which he may designate a beneficiary in the face amount of $500,000. Further, the agreement provides for the payment of 12 months’ base salary in the event he is terminated without cause or if he terminates the agreement for “good reason”. The agreement also precludes Mr. Little from competing with the Company during his employment and for a period of one year thereafter, and from disclosing confidential information.

If Mr. Little’s employment is terminated by the Company without cause or by Mr. Little for “good reason” within six months prior to a change-of-control or within one year thereafter, then in lieu of payment of 12 months’ base salary, the Company shall pay Mr. Little in 24 monthly installments a cash severance amount equal to three times his average annual compensation, including base salary and bonuses.

Beginning on January 1, 2003 and continuing on each anniversary of the agreement, the agreement will be automatically extended for an additional year unless the parties have renegotiated the agreement or one of the parties has given the other party notice of non-renewal.

PROPOSAL NUMBER 2

AMENDMENT TO 1996 EQUITY INCENTIVE PLAN

General

The Company’s 1996 Equity Incentive Plan (the “Incentive Plan”) was adopted by the Board of Directors in 1996 and by the stockholders in 1997. Initially, the Plan authorized 600,000 shares for issuance. In 1999, the Compensation Committee of the Board of Directors amended the Plan to increase the number of authorized shares from 600,000 to 1,000,000, and the stockholders approved the amendment in December 1999. All share numbers are adjusted for a 2-for-1 stock split in 2000. On March 20, 2003, the Compensation Committee amended the Incentive Plan to increase the number of shares of the Company’s Common Stock that may be delivered thereunder from 1,000,000 shares to 1,500,000 shares, and the stockholders approved the amendment in May 2003. On February 17, 2004, the Compensation Committee of the Board of Directors approved new elements of compensation for non-employee members of the Board of Directors, described above under “Compensation of Officers and Directors – Directors’ Compensation.” One element of such compensation, subject to the approval of stockholders, is the automatic granting of non-incentive stock options under the Incentive Plan for 1,250 shares per quarter, vesting at the rate of 25% per year, for each Board meeting attended either in person or by telephone, with the awards being for one meeting per quarter and four quarterly meetings per year. The Compensation Committee believes that such grants will help the Company to attract and retain qualified individuals to serve as directors. Also, the Committee has approved the following additional amendments to the Incentive Plan, subject to the approval of stockholders, to comply with provisions of the Sarbanes-Oxley Act of 2002: deletion of all references to promissory notes as a means of payment for stock on exercise of options, and deletion of provisions relating to loans to participants for the purchase of stock under the Incentive Plan, or the payment of taxes in connection with income recognized as a result of an award.

As of March 1, 2004, of the 1,500,000 shares currently authorized for issuance under the Incentive Plan, awards in the form of options for the purchase of 711,078 shares, net of forfeitures, have been granted since the adoption of the Incentive Plan, leaving a balance of 621,227 shares reserved for future grants of options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock and performance awards.

The table below describes the securities authorized for issuance under the equity incentive plans as of March 1, 2004:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	711,078	$3.44	621,227
Equity compensation plans not approved by security holders	—	—	—

Total	711,078	$3.44	621,227

The following numbers of options have been granted to the following individuals or groups under the Incentive Plan and are outstanding as of March 1, 2004:

Name	Position	Options Outstanding
Stephen J. Hogan	Executive Vice President and General Manager, Spire Solar	95,000
Rodger W. LaFavre	Chief Operating Officer, Spire Solar	50,000
David R. Lipinski	Vice President of Corporate Development	10,000
Mark C. Little	Chief Executive Officer, Spire Biomedical	56,750
Roger G. Little	Chairman of the Board, Chief Executive Officer and President	—
All current executive officers as a group		221,750
All current directors who are not executive officers as a group		75,000
All employees who are not executive officers as a group		415,328

On March 1, 2004, the fair market value of the Company’s Common Stock was $4.88 per share. The benefits or numbers of options that will be granted in the future under the Incentive Plan are not determinable.

Under the Company’s 1985 Incentive Stock Option Plan and Directors Stock Option Plan (the “Prior Plans”), options to purchase a total of 1,000 shares are currently outstanding. No additional options may be granted under the Prior Plans.

The Board of Directors recommends adoption of the proposed amendments because the Board believes that it is important to have automatic stock option grants as part of the compensation plan for non-employee directors in order to attract and retain high-quality non-employee directors for the Company, and to ensure that all awards made under the Incentive Plans are in compliance with the Sarbanes-Oxley Act of 2002.

Unless otherwise determined by the Board of Directors, the Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Summary of Incentive Plan

The following is a summary of certain material features of the Incentive Plan.

Unless otherwise determined by the Board of Directors, the Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Incentive Plan is designed to advance the Company’s interests by enhancing its ability to attract and retain employees and others in a position to make significant contributions to the success of the Company through ownership of shares of Common Stock. The shares reserved for issuance under the Incentive Plan are subject to adjustment for stock dividends and similar events. The Incentive Plan provides for the grant by the Compensation Committee of stock options (both incentive stock options and nonstatutory options), stock appreciation rights, restricted stock, unrestricted stock, deferred stock grants and performance awards, and cash payments intended to offset income taxes due with respect to any such grant or award. Awards under the Incentive Plan may also include provision for the payment of dividend equivalents with respect to the shares subject to the awards. All employees of the Company and other persons or entities (including non-employee directors of the Company) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company are eligible to participate in the Incentive Plan. There are currently approximately 120 employees and directors eligible to participate in the Incentive Plan. The maximum number of shares with respect to which awards may be granted to any one participant during the term of the Incentive Plan is 250,000 shares. The maximum number of shares with respect to which awards may be granted to all participants under the Incentive Plan is 1,500,000 shares.

The exercise price of an incentive stock option granted under the Incentive Plan may not be less than 100% (110% in the case of 10% shareholders) of the fair market value of the Common Stock at the time of grant. The exercise price of a nonstatutory option granted under the Incentive Plan is determined by the Compensation Committee. The term of each option may be set by the Compensation Committee but cannot exceed ten years from grant (five years from grant in the case of an incentive stock option granted to a 10% shareholder), and each option will be exercisable at such time or times as the Compensation Committee specifies. The option price may be paid in cash or check acceptable to the Company or, if permitted by the Compensation Committee and subject to certain additional limitations, by tendering shares of Common Stock held for at least six months or a combination of the foregoing.

Stock appreciation rights (“SARs”) may be granted either alone or in tandem with stock option grants. Each SAR entitles the participant, in general, to receive upon exercise the excess of a share’s fair market value at the date of exercise over the share’s fair market value on the date the SAR was granted. The Incentive Plan also provides for SARs entitling the participant, upon exercise, to receive an amount based on certain other measures, including SARs that entitle the recipient to receive, following a change-in-control of the Company as defined in the Incentive Plan, an amount measured by specified values or averages of values prior to the change-in-control. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

The Incentive Plan provides for awards of nontransferable shares of restricted Common Stock subject to forfeiture, as well as of unrestricted shares of Common Stock. Awards may provide for acquisition of restricted and unrestricted Common Stock for par value. Restricted Common Stock is subject to repurchase by the Company at the original purchase price if the participant ceases to be an employee before the restrictions lapse. Other awards under the Incentive Plan may also be settled with restricted Common Stock.

The Incentive Plan also provides for deferred grants entitling the recipient to receive shares of Common Stock in the future at such times and on such conditions as the Compensation Committee may specify, and performance awards entitling the recipient to receive cash or Common Stock following the attainment of performance goals determined by the Compensation Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Incentive Plan.

Except as otherwise provided by the Compensation Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised by the participant’s executor, administrator or transferee during a period of six months following such death (or for the remainder of their original term, if less), or such shorter or longer period as the Compensation Committee may determine. Except as otherwise determined by the Committee, options and SARs not exercisable at a participant’s death terminate. Outstanding awards of restricted Common Stock must be transferred to the Company upon a participant’s death and, similarly, deferred Common Stock grants, performance awards and supplemental awards to which a participant is not irrevocably entitled will be forfeited, except as otherwise provided.

In the case of termination of a participant’s association with the Company for reasons other than death, options and SARs generally remain exercisable, to the extent they were exercisable immediately prior to termination, for such period as the Compensation Committee may determine (or for the remainder of the original term, if less) and shares of restricted Common Stock must be resold to the Company. Other awards to which a participant was not irrevocably entitled prior to termination are forfeited and the awards cancelled unless otherwise determined by the Compensation Committee. If any such association is terminated due to the participant’s discharge for cause which in the opinion of the Compensation Committee casts such discredit on the participant as to justify immediate termination of any award under the Incentive Plan, such participant’s options and SARs may be terminated immediately.

In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert or in the event of the sale or transfer of substantially all of the Company’s assets, all outstanding options and SARs and other awards will terminate as of the effective date of the transaction. However, the Committee may, in its discretion, but no later than twenty days before the effective date of the transaction: (i) make the outstanding options and SARs immediately exercisable, (ii) remove restrictions from outstanding shares of restricted Common Stock, and (iii) remove all conditions from deferred grants, performance awards and supplemental grants that relate only to the passage of time and continued employment.

In the event the Company is privatized, all options and other awards granted on or after August 22, 2002 will terminate as of the effective date of the transaction unless the Committee, in its sole discretion, determines otherwise. The Committee must give written notice of any privatization transaction to all participants in the Incentive Plan so that they may have a reasonable time in which to exercise their exercisable options before the transaction is closed.

No award may be granted under the Incentive Plan after December 10, 2006.

Certain Federal Income Tax Consequences

The following summary of certain federal income tax consequences associated with stock option grants under the Incentive Plan does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-United States taxes.

Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an incentive stock option (“ISO”). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. In the case of a sale to an unrelated party for a price less than the value of the shares at the time of exercise, this ordinary income is normally capped by the gain on the sale, if any. Any gain recognized in the disposition in excess of the ordinary income amount is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory option (see below). A special rule applies in the case of termination of employment by reason of permanent disability. ISOs granted after 1986 are also treated as nonstatutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of the grant) in excess of $100,000.

Nonstatutory Stock Options. In general, in the case of a nonstatutory option the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company, subject to satisfaction of any applicable withholding requirements; and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

Miscellaneous. Under the so-called “golden parachute” provisions of the Internal Revenue Code, the grant, vesting or accelerated exercisability of awards in connection with a change-of-control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change-of-control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

The Company’s ability to claim a deduction in connection with awards under the Incentive Plan may be further limited by Section 162(m) of the Internal Revenue Code, which restricts to $1 million the amount a public corporation may deduct for remuneration in any year to any of its top five officers. Certain forms of remuneration are exempt from the $1 million limit, including compensation associated with the exercise of non-discounted stock options that are granted pursuant to shareholder-approved plans and that meet certain other requirements.

Recommendation of the Board of Directors

The Board of Directors believes that the approval of the amendments to the Incentive Plan will promote the interests of the Company and the stockholders and recommends that the stockholders vote “FOR” this proposal to amend the Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

Vote Required

To approve the amendments to the Incentive Plan, the vote of the holders of a majority of the shares present or represented and entitled to vote on the proposal at the meeting is required.

AUDIT COMMITTEE REPORT

Composition

The Audit Committee of the Board of Directors is composed of three directors, all of whom satisfy the independence standards for Audit Committee members under the rules of the Nasdaq National Market, and operates under a written charter. In November 2002, the Audit Committee adopted an amended Audit Committee Charter, a copy of which is attached as Appendix A to the Proxy Statement dated April 22, 2003. For 2003, the Committee was composed of Messrs. Henseler, chairman; Magliochetti; and Tarello.

Responsibilities

The responsibilities of the Audit Committee include engaging an accounting firm to serve as Spire’s independent auditors. Management is responsible for Spire’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Spire’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to oversee these processes and Spire’s internal controls. The Audit Committee does not prepare or audit the Company’s financial statements or certify their accuracy.

Review with Management and Independent Accountants

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Spire’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, AU §380.”

Spire’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditors, Vitale, Caturano and Company, P.C. (“VCC”), the firm’s independence.

Summary

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Spire’s Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

Udo Henseler, Chairman

Michael J. Magliochetti

John A. Tarello

DISCLOSURE OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees paid by the Company for professional services rendered by (a) Vitale, Caturano and Company, P.C. (“VCC”) for the year ended December 31, 2003, when it became the Company’s principal auditor, and for the review of financial statements included in the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, and by (b) its former auditor for the year ended December 31, 2002, when it was the Company’s principal auditor, and for the review of financial statements included in the Company’s Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 2003, as well as for the quarters ended March 31, June 30 and September 30, 2002.

Fee Category	(a) 2003 Fees	(b) 2003 Fees	(b) 2002 Fees
Audit Fees	$149,000	$223,500	$117,500
Audit-Related Fees	6,479	170,000	—
Tax Fees	21,000	1,500	24,525
All Other Fees	—	1,365	—

Total Fees	$176,479	$396,365	$142,025

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-QSB and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”. These services include accounting consultations in connection with an acquisition and consultations concerning financial accounting and reporting standards.

Tax Fees were for professional services rendered for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees were for services other than the services reported above and include agreed-upon procedures in 2003.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

INDEPENDENT PUBLIC ACCOUNTANTS

On December 31, 2003, the Company’s Audit Committee dismissed its former auditor as the Company’s principal independent accountant. However, the former auditor will complete the audit of the balance sheets of Bandwidth Semiconductor, LLC (acquired by the Company on May 23, 2003) as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2002 and 2001, all of which are to be included in a Current Report on Form 8-K/A. The decision to change principal independent accountant was approved by the Company’s Audit Committee. On January 7, 2004, the Company engaged Vitale, Caturano and Company, P.C. (“VCC”) as its new principal independent accountant. The engagement of VCC was approved by the Company’s Audit Committee.

The former auditor’s report on the financial statements of the Company for each of the years ended December 31, 2001 and 2002 did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.

During the Company’s two fiscal years ended December 31, 2002 and the subsequent interim period through December 31, 2003, there were no disagreements with the former auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the former auditor’s satisfaction, would have caused the former auditor to make reference to the subject matter of the disagreement(s) in connection with its reports on the Company’s financial statements.

During the Company’s two most recent fiscal years ended December 31, 2002 and the subsequent interim period through December 31, 2003, there were no reportable events (as described in Item 304(a)(1)(iv)(B) of Regulation S-B), except as follows:

(i)

In connection with its audit of the Company’s financial statements for the period ended December 31, 2002, the former auditor advised the Audit Committee by a letter dated April 30, 2003 that it noted certain matters involving internal control and its operation that it considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants (the “AICPA”).

Reportable conditions are matters coming to an independent auditors’ attention that, in their judgment, relate to significant deficiencies in the design or operation of internal control and could adversely affect the organization’s ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements. The former auditor advised the Audit Committee that it considered the following to constitute a reportable condition: During 2002, the Company did not follow its accounting policy on revenue recognition for its business to install solar electric systems (its solar systems division). The former auditor advised the Audit Committee that (a) it did not believe that this condition constituted a material weakness and (b) this condition was considered in determining the nature, timing and extent of the audit tests applied in its audit of the Company’s 2002 financial statements, and that the condition did not affect the former auditor’s report dated March 20, 2003 with respect to these financial statements. The Audit Committee discussed the subject matter of this reportable event with the former auditor.

The Company believes that this reportable condition did not exist prior or subsequent to fiscal year 2002. Furthermore, the Company concluded that this reportable condition did not have a material effect on the Company’s quarterly financial statements for 2002.

(ii)	In connection with its review of the Company’s Form 10-QSB for the quarter ended June 30, 2003, the former auditor advised the Audit Committee and management by a letter dated December 24, 2003 that it noted certain matters involving internal control and its operation that it considered to be material weaknesses that constituted reportable conditions under standards established by the AICPA. Under those standards, a material weakness is a reportable condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. The former auditor advised management and the Audit Committee that it considered the following to constitute material weaknesses in internal control and operations: the Company’s failure to adequately staff its finance group with the appropriate level of experience to effectively control the increased level of transaction activity, address the complex accounting matters and manage the increased financial reporting Bandwidth on May 23, 2003 and the implementation of a new financial reporting system during the second quarter of 2003. The Audit Committee discussed the subject matter of this reportable event with the former auditor.

The Company has authorized the former auditor to respond fully to the inquiries of the successor accountant concerning the subject matter of the reportable conditions and material weaknesses cited by the former auditor.

Neither the Company nor anyone else on its behalf has consulted with VCC during the Company’s two fiscal years ended December 31, 2002 and the subsequent period prior to VCC’s engagement as the Company’s principal independent accountant regarding the matters or events set forth and described in Item 304(a)(2)(i) and (ii) of Regulation S-B.

As the Company’s new independent public accountants, VCC was engaged to conduct reviews of the Company’s third quarter 2003; to conduct an audit of the financial statements of the Company for the full year 2003; and to prepare the federal and state tax returns of the Company for the year ended December 31, 2003. The Company has selected VCC to audit the Company’s books and records for the fiscal year ending December 31, 2004. Representatives of VCC are expected to attend the Meeting in order to respond to questions from stockholders and will have the opportunity to make a statement.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is composed of two independent directors, as defined by the Securities and Exchange Commission rules, and operates under a written charter, a copy which is attached as Appendix B to the Proxy Statement mailed dated April 22, 2003. For 2003, the Committee was composed of Messrs. Mayer, chairman, and Redmond.

PROXIES AND VOTING AT THE MEETING

Each signed and returned proxy will be voted in accordance with any instructions of the stockholder(s) executing the proxy. A proxy signed without instructions will be voted in accordance with the Board’s recommendations. If a stockholder attends the Meeting and votes in person, his or her proxy will not be counted. A signed proxy may be revoked at any time before it is exercised, either in person or by giving written notice of revocation to the Clerk of the Company at the address on the first page of this Proxy Statement.

Each share of Common Stock is entitled to one vote on all matters submitted to the stockholders for approval. No vote may be taken unless a quorum (i.g., a majority of the Common Stock issued, outstanding, and entitled to vote) is present at the Meeting in person or by proxy. The seven nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected the directors of the Company. Approval of Proposal Number 2 requires an affirmative vote of a majority of the shares of Common Stock represented at the Meeting. Broker non-votes are counted for purposes of determining the presence of a quorum, but are not counted for purposes of determining the result of any vote. Abstentions are counted in determining the presence of a quorum and, therefore, have the effect of a vote against a proposal (by raising the number of affirmative votes required to constitute a majority of the quorum).

The Board has fixed April 1, 2004, as the record date for determining the stockholders entitled to vote at the Meeting. On that date there were 6,765,660 shares of Common Stock issued, outstanding, and entitled to vote. Each share is entitled to one vote.

OTHER MATTERS

The Board knows of no other matters that may come before the Meeting. If any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters. Such discretionary authority is conferred by the proxy.

All costs of this solicitation, which is being made principally by mail, but which may be supplemented by telephone or personal contacts by the Company’s directors, officers, and employees without additional compensation, will be borne by the Company. Brokers will be requested to forward proxy soliciting material to the beneficial owners of the stock held in such brokers’ names, and the Company will reimburse them for their expenses incurred in complying with the Company’s request.

In the Company’s filings with the SEC, information is sometimes “incorporated by reference”. This means that the Company is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Audit Committee Report specifically is not incorporated by reference into any other filings with the SEC.

STOCKHOLDER COMMUNICATIONS

Any stockholder wishing to communicate with any Company director regarding the Company may write to the director, c/o Michael W. O’Dougherty, Clerk, Spire Corporation, One Patriots Park, Bedford, Massachusetts 01730-2396. The Clerk will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholders’ communication process periodically to ensure effective communication with stockholders.

The Company’s policy is to encourage its Board members to attend the Annual Meeting of Stockholders, and all of the members standing for re-election attended the Special Meeting in Lieu of the 2003 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS — 2005 ANNUAL MEETING

In order to be considered for presentation at the 2005 Annual Meeting of Stockholders, and to be included in the proxy statement and form of proxy for that meeting, stockholder proposals must be received by the Company at its corporate offices in Bedford, Massachusetts, no later than December 14, 2004.

By Order of the Board of Directors,

Michael W. O’Dougherty, Clerk

April 15, 2004

APPENDIX A

SPIRE CORPORATION

1996 EQUITY INCENTIVE PLAN

(Amended Effective March 18, 2004)

1.	PURPOSE

The purpose of this 1996 Equity Incentive Plan (the “Plan”) is to advance the interests of Spire Corporation (the “Company”) by enhancing its ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of the Company’s common stock (“Stock”).

The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock Awards, Deferred Stock Awards, Performance Awards, Loans or Supplemental Grants, or combinations thereof, all as more fully described below.

2.	ADMINISTRATION

Unless otherwise determined by the Board of Directors of the Company (the “Board”), the Plan will be administered by a Committee of the Board designated for such purpose (the “Committee”). The Committee shall consist of at least two directors, each of whom (if the Plan is administered by the Committee) is a non-Employee director and an outside director, as such terms are defined or interpreted for purposes of Rule 16b-3 (including amendments and successor provisions) as promulgated by the Securities and Exchange Commission pursuant to its authority under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), respectively. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a Participant (as defined below) with any obligations to be performed by the Participant under an Award and waive any term or condition of an Award; (f) amend or cancel an existing Award in whole or in part (and if an Award is canceled, grant another Award in its place on such terms as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants, and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Article 7.3 or Article 8.6.

With respect to persons subject to Section 16 of the 1934 Act, transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 (including amendments and successor provisions) under the 1934 Act. To the extent any provision of the Plan or action by the Committee or Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Further, the Plan shall be deemed affirmatively amended from time to time in any regard necessary so as to obtain compliance with said Section 16 and said Rule 16b-3.

3.	EFFECTIVE DATE AND TERM OF PLAN

The Plan will become effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made prior to that date, subject to such approval of the Plan. No Award may be granted under the Plan after December 10, 2006, but Awards previously granted may extend beyond that date.

4.	SHARES SUBJECT TO THE PLAN

Subject to the adjustment as provided in Article 8.6 below, the aggregate number of shares of Stock that may be delivered under the Plan will be 1,500,000 (after taking into account: 500,000 shares authorized on December 10, 1996; 200,000 additional shares authorized on June 14, 1999, 500,000 shares from the two-for-one stock split on December 22, 2000 and 500,000 additional shares authorized on May 22, 2003). If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants. The maximum number of shares (subject to adjustment as provided in Article 8.6 below) with respect to which Awards may be made under the Plan to any one Participant during the term of the Plan shall be 250,000 shares. The preceding sentence shall be construed consistent with the regulations under Section 162(m) of the Code.

Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

5.	ELIGIBILITY AND PARTICIPATION

Those eligible to receive Awards under the Plan (“Participants”) will be persons in the employ of the Company or any of its parents or subsidiaries (“Employees”) and other persons or entities (including without limitation non-Employee directors of the Company or a parent or subsidiary of the Company) who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its parents or subsidiaries. A “subsidiary” for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6.	TYPES OF AWARDS

6.1	Options

(a)    Nature of Options—An Option is an Award entitling the recipient on exercise thereof to purchase Stock at a specified exercise price.

Both “incentive stock options,” as defined in Section 422 of the Code (any Option intended to qualify as an incentive stock option being hereinafter referred to as an “ISO”), and Options that are not incentive stock options, may be granted under the Plan. ISOs shall be awarded only to Employees.

1)	Non-Employee Director Options—Commencing with the quarter in which this subparagraph 1) is approved by stockholders, each non-Employee Director shall receive only quarterly, automatic, non-discretionary grants on non-ISOs for 1,250 shares for each full fiscal quarter served on the Board, such grants to be made on the last business day of such quarter in which the Director attended one Board meeting. Such Directors are not eligible for any other Awards under the Plan.

All options granted to non-Employee Directors shall vest at the rate of 25% per year beginning one year after grant. If the Director leaves the Board before any options are fully vested, the unvested options will be forfeited, except in the event of death or a qualifying retirement. If the Director dies, the options will become fully vested, and if the Director retires, some or all of the options will become fully vested, depending upon the Director’s length of service to the Company.

Options granted to non-Employee Directors generally expire not later than ten years after grant. However, an option may terminate sooner if the Director leaves the Board before the option’s expiration date. If the Director leaves for a reason other than death, total disability or retirement, the Director shall have three months following the date of termination to exercise the vested options, and if the Director leaves because of retirement or total disability, the Director shall have six months to exercise the vested options, but such options may not be exercised later than the original expiration date. In the event of death, an option may be exercised for up to one year after the date of death, but not later than the original expiration date.

(b)    Exercise Price—The exercise price of an Option will be determined by the Committee subject to the following:

1)	The exercise price of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten-percent stockholder) of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted. A “ten-percent stockholder” is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries.

2)	In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

3)	The Committee may reduce the exercise price of an Option at any time after the time of grant, but in the case of an Option originally awarded as an ISO, only with consent of the Participant.

(c)    Duration of Options—The latest date on which an Option may be exercised will be the tenth anniversary (fifth anniversary, in the case of an ISO granted to a ten-percent stockholder) of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

(d)    Exercise of Options—Options granted under any single Award will become exercisable at such time or times, and on such conditions, as the Committee may specify in the written instrument evidencing the option. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised.

Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee, and (2) payment in full in accordance with paragraph (e) below for the number of shares for which the Option is exercised.

(e)    Payment for Stock—Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company, or (2) if so permitted by the instrument evidencing the Option (or in the case of an Option which is not an ISO, by the Committee at or after grant of the Option), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Committee expressly approves a shorter period) and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (ii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price.

(f)    Discretionary Payments—If the market price of shares of Stock subject to an Option (other than an Option which is in tandem with a Stock Appreciation Right as described in Article 6.2 below) exceeds the exercise price of the Option at the time of its exercise, the Committee may cancel the Option and cause the Company to pay in cash or in shares of Common Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the

Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid. The Committee may exercise its discretion to take such action only if it has received a written request from the person exercising the Option, but such a request will not be binding on the Committee.

6.2	Stock Appreciation Rights

(a)    Nature of Stock Appreciation Rights—A Stock Appreciation Right is an Award entitling the recipient on exercise of the Right to receive an amount, in cash or Stock or a combination thereof (such form to be determined by the Committee), determined in whole or in part by reference to appreciation in Stock value.

In general, a Stock Appreciation Right entitles the Participant to receive, with respect to each share of Stock as to which the Right is exercised, the excess of the share’s fair market value on the date of exercise over its fair market value on the date the Right was granted. However, the Committee may provide at the time of grant that the amount the recipient is entitled to receive will be adjusted upward or downward under rules established by the Committee to take into account the performance of the Stock in comparison with the performance of other stocks or an index or indices of other stocks. The Committee may also grant Stock Appreciation Rights providing that following a change in control of the Company, as determined by the Committee, the holder of such Right will be entitled to receive, with respect to each share of Stock subject to the Right, an amount equal to the excess of a specified value (which may include an average of values) for a share of Stock during a period preceding such change in control over the fair market value of a share of Stock on the date the Right was granted.

(b)    Grant of Stock Appreciation Rights—Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan. A Stock Appreciation Right granted in tandem with an Option which is not an ISO may be granted either at or after the time the Option is granted. A Stock Appreciation Right granted in tandem with an ISO may be granted only at the time the Option is granted.

(c)    Rules Applicable to Tandem Awards—When Stock Appreciation Rights are granted in tandem with Options, the following will apply:

1)	The Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option.

2)	The Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right.

3)	The Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right.

4)	The Stock Appreciation Right will be transferable only with the related Option.

5)	A Stock Appreciation Right granted in tandem with an ISO may be exercised only when the market price of the Stock subject to the Option exceeds the exercise price of such Option.

(d)    Exercise of Independent Stock Appreciation Rights—A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which all or any part of the Right may be exercised.

Any exercise of an independent Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

6.3	Restricted and Unrestricted Stock

(a)    Nature of Restricted Stock Award—A Restricted Stock Award entitles the recipient to acquire, for a purchase price equal to par value, shares of Stock subject to the restrictions described in paragraph (d) below (“Restricted Stock”).

(b)    Acceptance of Award—A Participant who is granted a Restricted Stock Award will have no rights with respect to such Award unless the Participant accepts the Award by written instrument delivered or mailed to the Company accompanied by payment in full of the specified purchase price, if any, of the shares covered by the Award. Payment may be by certified or bank check or other instrument acceptable to the Committee.

(c)    Rights as a Stockholder—A Participant who receives Restricted Stock will have all the rights of a stockholder with respect to the Stock, including voting and dividend rights, subject to the restrictions described in paragraph (d) below and any other conditions imposed by the Committee at the time of grant. Unless the Committee otherwise determines, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan.

(d)    Restrictions—Except as otherwise specifically provided by the Plan, Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and if the Participant ceases to be an Employee or otherwise suffers a Status Change (as defined in Article 7.2(a) below) for any reason, must be offered to the Company for purchase for the amount of cash paid for the Stock, or forfeited to the Company if no cash was paid. These restrictions will lapse at such time or times, and on such conditions, as the Committee may specify in the written instrument evidencing the restricted stock. The Committee may at any time accelerate the time at which the restrictions on all or any part of the shares will lapse.

(e)    Notice of Election—Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

(f)    Other Awards Settled with Restricted Stock—The Committee may, at the time any Award described in this Article 6 is granted, provide that any or all the Stock delivered pursuant to the Award will be Restricted Stock.

(g)    Unrestricted Stock—The Committee may, in its sole discretion, approve the sale to any Participant of shares of Stock free of restrictions under the Plan for a price which is not less than the par value of the Stock.

6.4	Deferred Stock

A Deferred Stock Award entitles the recipient to receive shares of Stock to be delivered in the future. Delivery of the Stock will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Stock will take place. At the time any Award described in this Article 6 is granted, the Committee may provide that, at the time Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant’s right to future delivery of Deferred Stock.

6.5	Performance Awards; Performance Goals

(a)    Nature of Performance Awards—A Performance Award entitles the recipient to receive, without payment, an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) following the attainment of Performance Goals. Performance Goals may be related to personal performance, corporate performance, departmental performance or any other category of performance deemed by the Committee to be important to the success of the Company. The Committee will determine the Performance Goals, the period or periods during which performance is to measured and all other terms and conditions applicable to the Award.

(b)    Other Awards Subject to Performance Condition—The Committee may, at the time any Award described in this Article 6 is granted, impose the condition (in addition to any conditions specified or authorized in this Article 6 or any other provision of the Plan) that Performance Goals be met prior to the Participant’s realization of any payment or benefit under the Award.

6.6	Supplemental Grants

(a)    Supplemental Grants—In connection with any Award, the Committee may at the time such Award is made or at a later date, provide for and grant a cash award to the Participant (“Supplemental Grant”) not to exceed an amount equal to (1) the amount of any federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant’s income tax liabilities arising from all payments under this Article 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the Award.

7.	EVENTS AFFECTING OUTSTANDING AWARDS

7.1	Death

If a Participant dies, the following will apply:

(a)    All Options and Stock Appreciation Rights held by the Participant immediately prior to death, to the extent then exercisable, may be exercised by the Participant’s executor or administrator or the person or persons to whom the Option or Right is transferred by will or the applicable laws of descent and distribution, at any time within a period of six months after the Participant’s death (or such shorter or longer period as the Committee may determine), and shall thereupon terminate. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Article 7. Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by a Participant immediately prior to death that are not then exercisable shall terminate at death.

(b)    Except as otherwise determined by the Committee, all Restricted Stock held by the Participant must be transferred to the Company (and in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Article 6.3 above.

(c)    Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to death will be forfeited and the Award canceled as of the time of death, unless otherwise determined by the Committee.

7.2	Termination of Service (Other than by Death)

If a Participant who is an Employee ceases to be an Employee for any reason other than death, or if there is a termination (other than by reason of death) of the consulting, service (including but not limited to service as a director) or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship being hereinafter referred to as a “Status Change”), the following will apply:

(a)    Any Options or Rights that were exercisable immediately prior to the Status Change will continue to be exercisable for such period as the Committee may determine, and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change or unless the Status Change results from a discharge for cause (see below) which in the opinion of the Committee casts such discredit on the Participant as to justify immediate termination of the Award. Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Article 7. For purposes of this paragraph, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee’s right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies. For purposes of this Plan, “Cause” shall have the same meaning as set forth in the Company’s Policies and Procedures Manual (Rules and Regulations, GP-62 & GP-63, 2.2.1 and 2.3.12 inclusive).

(b)    Except as otherwise determined by the Committee, all Restricted Stock held by the Participant at the time of the Status Change must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Article 6.3 above.

(c)    Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award canceled as of the date of such Status Change unless otherwise determined by the Committee.

7.3	Certain Corporate Transactions

7.3.1	Mergers, Sales, etc.

Except as otherwise provided in Section 7.3.3 hereof, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets (a “covered transaction”), all outstanding Awards will terminate as of the effective date of the covered transaction, and the following rules shall apply:

(a)    Subject to paragraphs (b) and (c) below, the Committee may, at its discretion, but no later than twenty (20) days prior to the effective date of the covered transaction, (1) make each outstanding Option and Stock Appreciation Right exercisable in full, (2) remove the restrictions from each outstanding share of Restricted Stock, (3) cause the Company to make any payment and provide any benefit under each outstanding Deferred Stock Award, Performance Award, and Supplemental Grant which would have been made or provided with the passage of time had the transaction not occurred and the Participant not suffered a Status Change (or died), (4) forgive all or any portion of the principal of or interest on a Loan; and (5) notify the affected Participants to permit them to take appropriate and timely action with respect to the covered transaction.

(b)    If an outstanding Award is subject to performance or other conditions (other than conditions relating only to the passage of time and continued employment) which will not have been satisfied at the time of the covered transaction, the Committee may in its sole discretion remove such conditions. If it does not do so, however, such Award will terminate as of the date of the covered transaction notwithstanding paragraph (a) above.

(c)    With respect to an outstanding Award held by a participant who, following the covered transaction, will be employed by or otherwise providing services to a corporation which is a surviving or acquiring corporation in such transaction or an affiliate of such a corporation, the Committee may, in lieu of the action described in paragraph (a) above, arrange to have such surviving or acquiring corporation or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.

7.3.2	Liquidation and Dissolution

In the event of a liquidation or dissolution of the Company, all outstanding Awards will terminate as of the effective date of such liquidation or dissolution, and the following rules shall apply:

(a)    Subject to paragraphs (b) and (c) below, the Committee may, at its discretion prior to the effective date of such liquidation or dissolution, (1) make each outstanding Option and Stock Appreciation Right exercisable in full, (2) remove the restrictions from each outstanding share of Restricted Stock, (3) cause the Company to make any payment and provide any benefit under each outstanding Deferred Stock Award, Performance Award, and Supplemental Grant which would have been made or provided with the passage of time had the transaction not occurred and the Participant not suffered a Status Change (or died), and (4) forgive all or any portion of the principal of or interest on a Loan.

(b)    If an outstanding Award is subject to performance of other conditions (other than conditions relating only to the passage of time and continued employment) which will not have been satisfied at the time of such liquidation or dissolution, the Committee may in its sole discretion remove such conditions. If it does not do so, however, such Award will terminate as of the date of such liquidation or dissolution notwithstanding paragraph (a) above.

(c)    With respect to an outstanding Award held by a Participant who, following such liquidation or dissolution, will be employed by or otherwise providing services to a corporation which is a surviving or acquiring corporation in such transaction or an affiliate of such a corporation, the Committee may, in lieu of the action described in paragraph (a) above, arrange to have such surviving or acquiring corporation or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.

7.3.3	Privatization of the Company

Notwithstanding anything to the contrary in the Plan or in any outstanding Award agreement, in the event of an acquisition, merger, consolidation, reverse stock split or other transaction or series of transactions which result or will result in the Company no longer having a class of securities registered with the Securities and Exchange Commission under the 1934 Act (a “privatization transaction”), all Awards granted on or after August 22, 2002 that are then outstanding will terminate as of the effective date of the privatization transaction unless the Committee, in its sole discretion, otherwise determines; provided, however, that the Committee or the Board shall give written notice of any privatization transaction referred to in this Section 7.3.3 a reasonable period of time prior to the closing date of such transaction (which notice may be given either before or after approval of such transaction), in order that the Participant may have a reasonable period of time prior to the closing date of such transaction within which to exercise the option if and to the extent that it then is exercisable.

8.	GENERAL PROVISIONS

8.1	Documentation of Awards

Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

8.2	Rights as a Stockholder, Dividend Equivalents

Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant’s Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

8.3	Conditions on Delivery of Stock

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

8.4.	Tax Withholding

The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the “withholding requirements”).

In the case of an Award pursuant to which stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Stock received upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

8.5	Non-Transferability of Awards

Except as otherwise determined by the Committee, no Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution, and during an employee’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

8.6	Adjustments in the Event of Certain Transactions

(a)    In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution to common stockholders other than cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan, or with respect to which Awards may be made to any one Participant, under Article 4 above.

(b)    In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

8.7	Employment Rights, etc.

Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service, or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.

8.8	Deferral of Payments

The Committee may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

8.9	Past Services as Consideration

Where a Participant purchases Stock under an Award for a price equal to the par value of the Stock the Committee may determine that such price has been satisfied by past services rendered by the Participant.

9.	EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT, AND TERMINATION

Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company’s right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code.

SPIRE CORPORATION

Proxy for Special Meeting in Lieu of 2004 Annual Meeting of Stockholders

May 19, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Roger G. Little and Michael W. O’Dougherty, and either one of them, proxies of the undersigned, with power of substitution, to act for and to vote all shares of Spire Corporation Common Stock owned by the undersigned, upon the matters set forth in the Notice of Meeting and related Proxy Statement at the Special Meeting in Lieu of 2004 Annual Meeting of Stockholders of Spire Corporation, to be held at Spire Corporation, One Patriots Park, Bedford, Massachusetts at 10:00 a.m. on Wednesday, May 19, 2004, and any adjournments thereof. The proxies, and either one of them, are further authorized to vote, in their discretion, upon such other business as may properly come before the Meeting, or adjournments thereof.

(Continued and to be signed on reverse side.)

YOUR SHARES WILL BE VOTED FOR THE FOLLOWING PROPOSAL UNLESS OTHERWISE INDICATED.

PLEASE SIGN, DATE AND RETURN PROMPLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1.	ELECTION OF DIRECTORS. To fix the number of directors at eight and to elect seven directors to serve for one year, leaving one vacancy:

☐	FOR ALL NOMINEES
☐	WITHHELD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instruction below)

NOMINEES:

O    Udo Henseler

O    David R. Lipinski

O    Mark C. Little

O    Roger G. Little

O    Michael J. Magliochetti

O    Guy L. Mayer

O    Roger W. Redmond

2.	APPROVAL OF AMENDMENT TO 1996 EQUITY INCENTIVE PLAN

☐  FOR         ☐  AGAINST         ☐  ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder _________________________________________        Date ________________, 2004

Signature of Stockholder _________________________________________        Date ________________, 2004

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign name by authorized person.